Exhibit 99.1
Montpelier Re Holdings Ltd. Enters into $90mm Collateralized Catastrophe Agreements through Catastrophe Bond Transaction
HAMILTON, Bermuda—(BUSINESS WIRE)— December 22, 2005—Montpelier Re Holdings Ltd. (NYSE: MRH) today announced that it has entered into two transactions providing $90 million in catastrophe protection with Champlain Limited, a Cayman Island company.
The coverage is based on modeled market loss triggers. Upon the occurrence of an earthquake or hurricane in the covered territories, the parameters of the catastrophe event are determined and modeled against the notional portfolios. If the modeled loss to the notional portfolio exceeds the attachment point for the event, or second event for the second transaction, then Montpelier will receive immediate payment from Champlain under the counterparty agreement. The amount of such payment is determined with reference to the modeled loss without regard for the actual losses in Montpelier’s book of business.
Anthony Taylor, Chairman, President and Chief Executive said, “With the completion of this transaction, we are supplementing our risk management program to seek to provide further insulation from large catastrophe events. The $90 million of new risk capital provided by this multi-year collateralized agreement, when combined with nearly $1.4 billion of existing capital at September 30, 2005, provides us with useful additional resources to meet our obligations to our clients in certain extreme loss scenarios.”
The new catastrophe protection provides two forms of coverage over the next three years to Montpelier. The first transaction provides for the payment of up to $75 million for modeled market losses arising from earthquakes in United States or Japan. The second transaction provides for the payment of up to $15 million for second event modeled market losses arising from multiple hurricane and/or earthquake events in the United States, excluding Alaska and Hawaii.
On December 22, 2005, Champlain Limited financed the transaction through the issuance of $90 million in catastrophe bonds. The catastrophe bonds have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
Montpelier Re Holdings Ltd., through its operating subsidiary Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. During the 9 months ended September 30, 2005, Montpelier underwrote $872 million in gross premiums written. Shareholders’ equity at September 30, 2005 was $1.1 billion. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Montpelier may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier’s control that could cause actual results to differ materially from such statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,”

“intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.
Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier’s common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing qualifying quota share contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina, Rita and Wilma; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the total industry losses resulting from Hurricanes Katrina, Rita and Wilma, the actual number of our insureds incurring losses from these storms, the limited actual loss reports received from our insureds to date, our reliance on industry loss estimates and those generated by modeling techniques, the impact of these storms on our reinsurers, the amount and timing of reinsurance recoverables and reimbursements actually received by us from our reinsurers and the overall level of competition, and the related demand and supply dynamics, in the wind exposed property reinsurance lines as contracts come up for renewal; the impact of terrorist activities on the economy; competition resulting from: growing capital levels in the reinsurance industry, in some cases, declining demand due to, among other things, increased retentions by cedants, and other factors; and rating agency policies and practices. Montpelier’s forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in “Risk Factors” under Item 8.01 of Montpelier’s Current Report on Form 8-K filed on September 27, 2005 with the Securities and Exchange Commission.
Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.
CONTACT: Montpelier Re Holdings Ltd.
Keil Gunther, 441-297-9570
SOURCE: Montpelier Re Holdings Ltd.